Exhibit 99.1
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Steven Nielsen - Dycom Industries — President, CEO
Thank you Mary. Good morning everyone, I would like to thank you for attending our third quarter fiscal 2008 Dycom results conference call. During the call, we will be referring to a slide presentation, which can be found on our website, www.dycomind.com, under the heading Investors and subheading Event Details. Relevant slides will be identified by number throughout our presentation.
Going to Slide 1, today we have on the call Drew DeFerrari, our Chief Financial Officer, and Rick Vilsoet our General Counsel. I will now turn the call over to Rick.

Rick Vilsoet - Dycom Industries — General Counsel
Thank you Steve. Going to Slide 2. Statements made in the course of this conference call that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements.
Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements, is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s annual report on Form 10-K for the year ended July 28, 2007, and the Company’s quarterly report on Form 10-Q for the quarter ended January 26, 2008. The Company does not undertake to update forward-looking information.
Additionally, during this call there will be references to certain non-GAAP financial information. This information has been reconciled to information prepared in accordance with Generally Accepted Accounting Principles in the previously referred to slides and in the Company’s press release, which has been posted on the Company’s website at www.dycomind.com under the heading Corporate and subheading Corporate News. Steve?

Steven Nielsen - Dycom Industries — President, CEO
Thanks, Rick. Yesterday we issued a press release announcing our third quarter 2008 results. As you review this release, it is important to note the following. During the third quarter of fiscal 2008, we experienced a number of FIN 48 tax-related items, as well as the reversal of a liability related to a pre-acquisition period.

For clarity and to enable comparability between periods, my comments will be limited to results from continuing operations excluding these items. A reconciliation of these items to our GAAP results has been provided with our press release, as well as on Slides 11 and 12.
In other releases yesterday, we announced the authorization by our board of directors of a $15 million stock repurchase program. This new authorization supplements our previous program, which is substantially complete.
In addition, we are pleased to announce the appointment of Patricia Higgins to our board of directors.
Moving to Slide 3, results of $0.14 per share for the third quarter slightly exceeded the top end of our earnings per share expectations. Revenues stabilized sequentially and organic year-over-year growth was flat, but improving towards the latter part of the quarter.
Volumes were steady from telephone companies, as some customers deployed capital for new network initiatives, while all customers tightly managed routine capital and maintenance expenditures. Construction spending by cable customers was stable, but installation activity remained mixed.
Margins improved sequentially, but remained pressured year-over-year.
Cost of earned revenues was negatively impacted by increased labor costs as a result of continuing adjustments to a slow growth environment and fuel costs while G&A expenses reflected increased legal and professional fees and payroll costs. Cash flow from operations was solid in the quarter, amply funding our normal fleet replacement cycle and certain information technology initiatives. Share repurchases continued in the quarter with $11.3 million of common stock repurchased, at an average cost of $12.24 per share.
Going to Slide 4. During the quarter we continued to experience the effects of an overall economy, which though slow, seemed to firm during the latter part of the quarter. Revenue from AT&T was slightly up sequentially, but down $1.4 million year-over-year. AT&T was our largest customer at $58.7 million, or 20% of total revenue. Revenue from Verizon was up sequentially and year-over-year, at $53.1 million, or 18.1% of revenue, Verizon was our second largest customer.
Revenue from Comcast was $34 million. Comcast was Dycom’s third largest customer for the quarter at 11.6% of revenue. After adjusting for acquired revenue, Comcast declined 5.1% year-over-year. Time Warner was our fourth largest customer with revenues of $25.8 million, or 8.8% of total revenue, reflecting steady upgrade activity and mixed installation volumes.
Revenue from Embarq was slightly up sequentially, but down $2.2 million year-over-year, or 10.7%. Embarq was our fifth largest customer. Altogether, our top five customers represented 64.6% of revenue and were down organically 0.7%. All other customers grew organically, 1.1%.
Interestingly, our sixth and seventh largest customers, Charter and Qwest, grew at a combined rate of 32% year-over-year, reflecting increased capital spending.
Now moving to Slide 5, backlog at the end of the third quarter was $1.41 billion versus $1.47 billion at the end of the second quarter, a decrease of $58 million. Of this backlog, approximately $820 million is expected to be completed in the next 12 months. During the quarter, we continued to book new work and renew existing work.
For Time Warner, we extended our installation agreements for New York and North and South Carolina. From Qwest, we received three-year extensions for our Oregon and Washington general construction and maintenance agreements, and a five-year extension of our Oregon and Washington locate services agreement.
Additionally, for Citizen Communications we extended our Tennessee and West Virginia master services agreement, and finally, from AT&T, we received two-year extensions to our Nashville, Tennessee master service agreements. Head count during the quarter declined during the quarter to 10,786, reflecting continued right-sizing of our work force, offset in part by normal seasonality.
Now, I will turn the call over to Drew for his financial review.

Drew DeFerrari - Dycom Industries — CFO
Thanks, Steve, and good morning, everyone. As I discuss the financial results for the quarter, please note that there were several items identified in yesterday’s press release, which impacted our quarterly 2008 and 2007 results. We have provided a reconciliation to the GAAP measures in the press release and also in the Appendix of the slide presentation for today’s call.
First, during the third quarter of 2008, we recorded a benefit of approximately $1.7 million on a pretax basis to Cost of Earned Revenues for the reversal of a pre-acquisition payroll-related liability of an acquired subsidiary. Secondly, and also during the third quarter of 2008, we recorded a benefit from the reversal of certain income tax-related liabilities. This resulted in the reduction of interest expense by approximately $339,000, on a pre-tax basis, and, separately, the reduction of income tax expense by approximately $858,000.

Additionally, during the third quarter of fiscal 2007, we had recorded a gain on the sale of real estate of approximately $2.5 million, on a pre-tax basis, as other income.
I will refer to these items throughout my remarks.
Now for the financial results:
Going to Slide number 6 of the presentation, contract revenues for the third quarter of 2008 were $293.4 million, which was up 0.6% from last year’s Q3 revenue of $291.6 million.
Excluding revenue from a business acquired during the third quarter of 2007, revenue for the current quarter was $290.1 million, which is essentially unchanged from the prior year revenue of $290.2 million. Excluding the items mentioned in my opening remarks, income from continuing operations for the third quarter was $5.5 million compared to $11.1 million in fiscal 2007. Fully diluted earnings for the quarter were $0.14 per share, excluding $0.05 per share for the adjusting items, compared to $0.27 per share in the prior year third quarter, excluding $0.04 per share for the Q3 2007 adjusting item.
Now turning to Slide 7, we have provided selected financial information from our income statement. On a year-over-year basis, our cost of earned revenues increased 153 basis points as a percentage of revenues. This increase reflects the continued impact of a slow growth environment and was specifically driven by higher labor and subcontracted labor costs, on a net basis, in relation to our current operating levels, which resulted in a 136-basis point increase in cost during the period.
Additionally, we experienced an increase in fuel costs of 104 basis points, raising total fuel costs to 4% of contract revenue compared to approximately 3% of contract revenue in the third quarter of fiscal 2007. Partially offsetting these increases was a decrease of 42 basis points in direct material costs due to a reduction in those projects where we provide materials to customers, and a decrease for the reversal of the pre-acquisition payroll-related liability of approximately $1.7 million, which was mentioned in my opening remarks.
General and administrative costs increased 38 basis points from the year-ago period due to a 32-point basis point increase in payroll and related expenses, including severance costs of $0.3 million during the quarter. In addition, we experienced higher legal and professional fees compared to the prior year period. These increases were slightly offset by favorable bad debt experience in the current quarter.
General and administrative costs included stock-based compensation expense of $1.4 million for each of the three-month periods in fiscal 2008 and 2007. Depreciation and amortization increased for the quarter, ended April 26, 2008 compared to the same period last year, as a result of capital expenditures during fiscal 2007 and 2008. Each of the factors that I’ve described contributed to our operating margins on a GAAP basis of 3.9% of revenue for the third quarter of fiscal 2008, compared to 6.5% for the prior year period.
The effective tax rate for the quarter was 32.3% compared to 39.3% for the third quarter of fiscal 2007. Our effective tax rate decline during the period primarily due to the reversal of the income tax-related item of approximately $900,000 mentioned in my opening remarks.
Now, turning to Slide number 8, cash flows from operations were strong during the quarter at $23.9 million, which provided ample funding for capital expenditures and share repurchases. Capital expenditures net of disposals were lower sequentially at $14.4 million, and we paid down approximately one million of debt.
During the quarter, we repurchased 922,200 shares of our common stock for $11.3 million in open market transactions. At the end of the quarter, debt, net of cash, was $129 million. Combined DSO on trade receivables and net unbilled revenues was essentially unchanged from the second quarter at 66 days.
Now I will turn the call back to Steve.

Steven Nielsen - Dycom Industries — President, CEO
Thanks, Drew. Going to Slide 9, in summary, despite a challenging economic backdrop, Dycom continued to demonstrate strengths. First and foremost, we maintained solid customer relationships throughout our markets. Several significant contract extensions and awards were secured as attractive pricing.
Secondly, the strength of those relationships and the value we can generate for our customers has allowed us to be at the forefront of evolving industry opportunities. The drivers of these opportunities are as strong as ever.
The nations leading two RBOC’s continue to deploy fiber deeper into their networks and these deployments will drive broad industry developments for the next several years. A vast rewiring of the nation’s telecommunications infrastructure in order to dramatically expand the provisioning of bandwidth and the delivery of new service offerings is now firmly and irreversibly under way.

Additionally, we are encouraged that cable operators are planning to deploy a number of new technologies, which will enable them to significantly increase the effective bandwidth of their networks and offer new products to consumers. And finally, we have maintained our financial strength, generating solid cash flows from operations, which have supported continued capital investments and share repurchases, while maintaining ample liquidity.
As our industry continues to evolve, we believe Dycom’s fundamental strength will allow us to remain one of the best positioned firms in our industry, able to exploit profitable growth opportunities. And finally, moving to Slide 10. After weighing all of the factors we have discussed today, as well as our current expectations, we have updated our forecast as follows. For the fourth quarter of fiscal 2008, we anticipate earnings per share of $0.18 to $0.23 on revenues of $305 to $325 million.
This outlook anticipates slow to no growth in the U.S. economy, seasonally normal weather, improved operating performance as more seasonally impacted programs accelerate, sequential G&A expenses which increase, but decline as a percentage of revenue, excluding non-cash compensation.
A decrease in other income of approximately $1.2 million from our third quarter as we anticipate a seasonal decrease in the number of assets which will be sold in the fourth quarter. Consistent levels of depreciation during the fourth quarter versus the third quarter and non-cash compensation expense of approximately $1.1 million on a pre-tax basis during the quarter, down from the third quarter.
We remain confident in our strategies, the health of our customers, the prospects of our company, and most importantly, the capabilities of our able employees. Now Mary we will open the call for questions.

Simon Leopold - Morgan Keegan — Analyst
Great, thank you. Couple things I was hoping we could go through first, housekeeping. If you could round out the list of top ten customers as you have in the past.

Drew DeFerrari - Dycom Industries — CFO
Sure, Simon. Number six was Charter at 5.8% of revenue. Qwest, 3.3%. Windstream at 2.6%. Cox Communications at 1.4%, and Cablevision at 1.3%.

Simon Leopold - Morgan Keegan — Analyst
Great. Now, more of, a I guess I’ll call it a hypothetical question. Is Verizon, key customer has a union contract that expires in August of this year. Understanding that handicapping any kind of contract issues are hard, so I’m not predicting a strike here. But if you could maybe reflect back on previous years with either Verizon or AT&T or other RBOC customers. Have you seen past shifts in behavior that maybe have benefited your work, leading them to accelerate? And if so, how are you thinking about that in your guidance?

Steven Nielsen - Dycom Industries — President, CEO
Yeah, Simon, there have not been very many strikes in the industry. The last one of any magnitude that I can recall was in ‘89, so we’re talking a long time ago. So we are not reflecting any expectation of a change in behavior, either positively or negatively, as they work through their contract renewals. And beyond that, I don’t think it’s appropriate for us to speculate. It’s, it’s their issue and I’m sure they will work through it as they have before successfully.

Simon Leopold - Morgan Keegan — Analyst
Well, I guess what I’m kind of getting at is whether there’s a strike or not, the potential for them to prepare for one. Does that lead them to accelerate some work and maybe lead to a little bit of improvement in your July quarter?

Steven Nielsen - Dycom Industries — President, CEO
I mean we are not anticipating that in the guidance that we’ve provided, Simon. I mean anything’s possible, although as I said, there’s not a lot of case history here to figure out one way or another what it is. I just think we have to deal with it, if and when it happens.

Simon Leopold - Morgan Keegan — Analyst
Okay, and just to close out, the split between TELCO’s and cable?

Drew DeFerrari - Dycom Industries — CFO

Sure, Simon. On the TELCO side it was 47%. Cable was 30.1%. Utility locating was 18.4% and then the electrical and other was 4.5%.

Simon Leopold - Morgan Keegan — Analyst
Great, and just want to clarify the guidance on the other income line. I think the guidance suggests a decline of $1.1 million. I assume that’s — is that from the GAAP number of $2.67 we should think of that?

Steven Nielsen - Dycom Industries — President, CEO
Yes, yes, that’s just normal that we sell more equipment in the third quarter going into the spring and summer construction season and less in the fourth quarter.

Simon Leopold - Morgan Keegan — Analyst
Okay. That’s it. Thank you.

Operator
Thank you. Our next question is from the line of Min Cho from FBR Capital Markets. Please go ahead.

Min Cho - FBR Capital Markets — Analyst
Thank you, good morning.

Steven Nielsen - Dycom Industries — President, CEO
Good morning.

Min Cho - FBR Capital Markets — Analyst
Couple quick questions for you. First, you mentioned in your commentary that your organic growth improved throughout the quarter, so I’m assuming that you saw the seasonal uptick in April. Was that from a mix of maintenance and new fiber installs, or was it mostly just on the fiber side?

Steven Nielsen - Dycom Industries — President, CEO
I think the basic tone of the business firmed as we got through the quarter, Min, but I would tell you, as we said in our comments, that customers are managing tightly their maintenance expenditures. I mean it is a slow, no growth economy, and housing does have an impact as we’ve talked about it before, but I would also say that we didn’t see anything deteriorate throughout the quarter, even on those maintenance lines.
As we talked about on the last call, our feeling at the time, subsequently born out, was that people just had a reassessment kind of around the first of the year and they have a new plan, but that plan doesn’t appear to be changing as we go through the year. At least it hasn’t so far.

Min Cho - FBR Capital Markets — Analyst
Okay. So for your guidance for the fourth quarter, you’re assuming that the maintenance level stays pretty much where it is, so most of that growth will come from the new fiber installation?

Steven Nielsen - Dycom Industries — President, CEO
Yes, I think that’s right. I think the other thing that we talked about in our comments, and it’s probably more latter part of the year, is we are encouraged when we, we hear Comcast and others talking, about you know, analog to digital deployments and DOCSIS 3.0 and there have been a number of announcements in the cable industry particularly over the last 30 days that say that they are continuing to think about how they can provide better service to their customers, which is good for us.

Min Cho - FBR Capital Markets — Analyst
Okay, and is that, is that kind of what led to the Charter and Qwest, because that’s a pretty substantial improvement there.

Steven Nielsen - Dycom Industries — President, CEO
Yes, I think we are encouraged by both. Charter had a pretty successful quarter in terms of running their business. They were happy with it and they have indicated good capital spending outlook for the balance of the year. Qwest, a new CEO came in in the back half of 2007 and they had committed to spending more dollars on fiber and we were well positioned to experience some of that increased demand for deployment.

Min Cho - FBR Capital Markets — Analyst
Okay, and in terms of your backlog, Steve. Can you remind us how many months of Verizon is assumed in your fiscal 3Q backlog?

Steven Nielsen - Dycom Industries — President, CEO
Yes, at this point, the backlog, with the Verizon FTTP project, because we have other projects, extends through the end of ‘09.

Min Cho - FBR Capital Markets — Analyst
Through calendar ‘09?

Steven Nielsen - Dycom Industries — President, CEO
Through the end of calendar ‘09.

Min Cho - FBR Capital Markets — Analyst
And that started last quarter, right?

Steven Nielsen - Dycom Industries — President, CEO
That’s correct. That was reflected in the, in the January quarter backlog.

Min Cho - FBR Capital Markets — Analyst
Okay. Excellent. That’s it for me. Thank you.

Operator
Thank you. Our next question is from the line of Jack Kasprzak with BB&T Capital Markets. Please go ahead.

Adam Thalhimer - BB&T Capital Markets — Analyst
Good morning. This is Adam Thalhimer. I’m calling in for Jack.

Steven Nielsen - Dycom Industries — President, CEO
Good morning, Adam.

Adam Thalhimer - BB&T Capital Markets — Analyst
Good morning. First question here. I’m just curious what your outlook for M&A is? It looks like you will lap, your last acquisition in Q4. In general, are you happy with your current business mix, your mix of operating companies, or do you see acquisition opportunities out there, given the decline in the economy that might look attractive to you here?

Steven Nielsen - Dycom Industries — President, CEO
Well, Adam, I think we’ve always taken an opportunistic approach to M&A. Some years we do a lot and some years we do less. We’re always looking. I think there will be some opportunities, but we are comfortable with the mix of business that we have, and so if we do something, it will only make us better, not necessarily just bigger. And that’s always been the approach that we have taken to M&A.

Adam Thalhimer - BB&T Capital Markets — Analyst
Can you remind us, do you have any desire to say, go more into wireless or maybe on the electric side?

Steven Nielsen - Dycom Industries — President, CEO
We’ve looked at wireless a number of times. Historically that’s been an area that has not had the type of margin profile that we were comfortable with, and so it has not been an area where we’ve had a lot of focus. In terms of on the electrical side, we do provide some distribution services to some electric utilities, generally in a joint trench environment with what we do for phone and cable.
We would tell you that distribution business is a little bit under pressure because of the housing effect on the economy, and I wouldn’t say that we’re necessarily focused on growing in that area. We see some opportunities that will continue to emerge because of the convergence of the telephone and cable industries and that continues to be our focus.

Adam Thalhimer - BB&T Capital Markets — Analyst
Great, and then finally, just if you can embellish a little bit, you mentioned that your award extensions in new awards were done at attractive pricing. Can you comment a little bit more on the current pricing environment?

Steven Nielsen - Dycom Industries — President, CEO
Yes, the pricing environment is one where as we go through renewal processes, there’s a general sensitivity by the customers that fuel costs are up. That doesn’t mean all customers understand it that way. But I think that, that the market is reflecting those fuel, that fuel push. And I mean that was, as Drew indicated in his comments, fuel, which historically has not been a big number here, cost us probably a nickel a share year-over-year.
So it’s becoming a real number. We’re doing some things to manage that. But we felt comfortable with, with where we were as we went through these renewals. We — as always, we would have appreciated more. The customers would have been happy with less and we met in the middle at a place we think reflects well on the value that we provide to them.

Adam Thalhimer - BB&T Capital Markets — Analyst
Great. Well, Steve, thanks for your time, and Andrew, congratulations on your promotion.

Drew DeFerrari - Dycom Industries — CFO
Thank you, Adam.

Steven Nielsen - Dycom Industries — President, CEO
Well, Mary, thanks. We thank everybody for joining the call, and we look forward to speaking to you about the business again the end of August on our fourth quarter results. Thank you.